SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549


                            FORM 8-K
                       CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

 DATE OF REPORT( DATE OF EARLIEST EVENT REPORTED)   JANUARY 21, 1997
                             WILTEK, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

STATE OF INCORPORATION-               CONNECTICUT
COMMISSION FILE NUMBER-               0-2401
IRS EMPLOYER IDENT. NO.-              06-0625999
ADDRESS-                              542 WESTPORT AVE, NORWALK CT 06851
TELEPHONE NUMBER                      203-853-7400









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Monday July 21 4:18 PM EDT





Company Press Release



Wiltek and SplinterCom Sign Merger Agreement



NORWALK, Conn.--(BUSINESS WIRE)--July 21, 1997--Wiltek, Inc. (NASDAQ:WLTK), today announced that it has moved beyond the letter of intent signed last May, and has signed an agreement with SplinterCom, LLC., providing for a business combination between a newly formed subsidiary of Wiltek and SplinterCom. According to the terms of the agreement, Wiltek will acquire SplinterCom's assets, along with $3.5 million in cash that SplinterCom, a private company, will have raised in a private financing, in exchange for 3.5 million shares of Wiltek Common Stock. SplinterCom will acquire 746,950 shares of Wiltek from certain directors at a purchase price of $0.85 per share

The business combination, financing and stock purchase will occur simultaneously and each will be subject to the closing of the other elements of the transaction. Upon completion of the transaction, designees of SplinterCom will constitute a majority of Wiltek's board of directors.
James Ackerly will become chairman of the board of directors and CEO of Wiltek. David Teitelman, Wiltek's president and a Board member, will continue in those roles. Graeme MacLetchie will continue as a director and will retain his Wiltek shares.

SplinterCom is a developmental stage company led by James Ackerly. It is the first spin off of the Internet Splinter Group, 11c of Rowayton, Conn., an association of technology professionals organized to develop and promote promising technologies. The SplinterCom business plan is in the area of voice recognition and Computer Telephony Integration.

Wiltek provides electronic messaging, enhanced directory synchronization, fax transport and consulting services to corporate accounts worldwide. Wiltek performs all design required for the implementation and operation of its worldwide message and data communication services. Those services enable Wiltek's customers to communicate seamlessly with electronic mail, among all intra- and inter-company messaging systems both private and public.

Wiltek's principal offices are located at 542 Westport Avenue, Norwalk, Conn. Wiltek (UK) Ltd. is a wholly owned subsidiary which was organized in England in 1983, to provide Wiltek services to international users. Wiltek (UK) Ltd. is located at 2 Apple Walk, Swindon, England.